Exhibit 4.3
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
     THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of September 14, 2005, by and between ENDWAVE CORPORATION, a Delaware corporation (the “Company”), and NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP., an Ohio corporation formerly known as TRW, Inc. (the “Investor”). This Agreement amends and restates in its entirety the Supplemental Registration Rights Agreement (as defined in the recitals below).
RECITALS
     A.   The Company and the Investor are parties to an Amended and Restated Investors’ Rights Agreement, dated as of March 31, 2000 (the “Original Registration Rights Agreement”), pursuant to which the Investor has certain registration rights. The Company and the Investor are also parties to a Registration Rights Agreement, dated as of February 28, 2005 (the “Supplemental Registration Rights Agreement”).
     B.   In consideration of the Investor’s agreement to cooperate with the Company in a follow-on offering of the common stock of the Company (the “Common Stock”), the Company has agreed to amend and restate the Supplemental Registration Rights Agreement as provided herein.
AGREEMENT
         In consideration of the premises stated above, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.     EXTENSION OF RIGHTS UNDER ORIGINAL REGISTRATION RIGHTS AGREEMENT.
         Notwithstanding the provisions of Section 3.6 of the Original Registration Rights Agreement, all rights of the Investor under Section 3 of the Original Registration Rights Agreement to require the Company to register securities held by the Investor shall remain in full force and effect and be exercisable by the Investor in accordance with their terms until the earlier of October 14, 2008 and the date on which Registrable Shares held by the Investor comprise less than 5% of the issued and outstanding Common Stock.
2.     REGISTRATION OF SHARES.
          2.1     The Planned Offering.
                    (a)     The Company will use its best efforts to file as soon as practicable, and in no event later than September 30, 2005, a registration statement under the Securities Act, covering the registration of all of the shares of Common Stock owned beneficially and of record by the Investor, up to a maximum of 1,348,312 shares (the “Registrable Securities”), and 2,000,000 shares of Common Stock to be offered pursuant to the registration statement directly by the Company (plus an additional number of shares of Common Stock equal to 15% of the shares offered to be offered, to cover overallotments, if any, which will also be offered directly by the Company, subject to the Investor’s right to include shares pursuant to Section 2.1(d), to cover overallotments, if any) (collectively, the “Planned Offering”). It is understood that the Planned Offering, and thus the shares to be offered for the account of the Company, may be increased by up to 20% of the firm shares to be offered described above in accordance with tRule 462 promulgated by the Securities and Exchange Commission.
                    (b)    The Planned Offering will be a firmly underwritten offering with a lead managing underwriter that has previously been approved by the Investor. The registration statement relating to the Planned Offering will be on the form deemed most appropriate by the lead managing underwriter of the Planned Offering. The prospectus included in such registration statement will be in such form, and contain such disclosures, as required by law plus such additional disclosures as the lead managing underwriter believes to be most conducive to the success of the Planned Offering. The right of the Investor to include its Registrable Securities in such registration shall be conditioned upon its participation in such underwriting, the inclusion of its Registrable Securities in the underwriting to the extent provided herein and the Investor’s execution of an underwriting agreement in customary form with the managing underwriter(s).
                    (c)    All expenses incurred in connection with the Planned Offering (excluding underwriters’ discounts and commissions, which shall be paid by the Company and the Investor in proportion to the number of shares sold by each of them in the Planned Offering), including without limitation all registration, filing, qualification, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of a single counsel for the Investor, shall be borne by the Company; provided, however, that if the Investor withdraws all of its Registrable Securities from the Planned Offering, the Company shall not be required to pay any expenses of counsel for the Investor unless the withdrawal results from either (i) intentional actions by the Company outside the normal course of business, or (ii) the discovery of information about the Company that is not known on the date hereof that materially reduces the feasibility of the registration proceeding.
                    (d)    If the lead managing underwriter determines in good faith that as a result of insufficient market demand the number of shares to offered in the Planned Offering must be decreased, then the shares to be sold for the accounts of the Company and the Investor shall be reduced in the following order:
          (i)   first, the remaining shares will be taken from the shares of Common Stock proposed to be offered for the account of the Investor and the Company in proportion to the number of shares being offered by each of them; provided, however, that in no event will the shares offered by the Investor constitute less than 50% of the total shares to be offered.
          (ii)    If, pursuant to this Section 2.1(d), the shares offered for the account of the Investor among the firm shares in the Planned Offering have been reduced, and additional shares are to be offered in the Planned Offering pursuant to an option to cover overallotments (“Option Shares”), the Option Shares shall include the Investor’s shares up to the number of shares necessary for the Investor to sell all of its shares in the Planned Offering.

     2.2  Obligations of the Company.
     With respect to the Planned Offering, the Company shall, as expeditiously as reasonably possible:
          (a)    In response to any managing underwriter’s request for due diligence information, the Company will promptly provide all documents reasonably requested, provide access to its facilities and cause the officers of the Company to be available to the managing underwriter(s) and their counsel for interviews, and otherwise cooperate fully with the managing underwriter(s), all in a manner deemed acceptable to the managing underwriter(s).
          (b)    Provide all support for the Planned Offering reasonably requested by the managing underwriter(s), including causing those officers of the Company requested by the managing underwriter(s) to participate in the road show for the Planned Offering.
          (c)    Use its best efforts to cause the registration statement relating to the Planned Offering to become effective, and keep such registration statement effective, for a period of 180 days or, if earlier, until all of the Registrable Securities included therein at the time such registration statement is declared effective have been sold thereunder.
          (d)    Use its best efforts to complete the Planned Offering on or prior to December 31, 2005.
          (e)    Prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
          (f)    Furnish to the Investor such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.
          (g)    Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Investor, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
          (h)    Enter into and perform its obligations under an underwriting agreement, in substantially the form provided to the Investor, with the managing underwriter(s) of such offering. The Investor shall also enter into and perform its obligations under such an agreement. Notwithstanding the foregoing, it is understood that the underwriting agreement is still being negotiated between the Company and the lead managing underwriter and changes to the underwriting agreement may be made as a result of such negotiation as long as such changes do not (i) increase the Investor’s obligations or liabilities or (ii) decrease the Investor’s rights in any material respect.

          (i)    Notify the Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act promptly after becoming aware of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
          (j)    Furnish, at the request of the Investor, on the date that any of its Registrable Securities are delivered to the underwriter(s) for sale, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in the form given to the managing underwriter(s) of the Planned Offering, addressed to the managing underwriter(s) and to the Investor, and (ii) a copy of any letter dated as of such date, from the independent certified public accountants of the Company, in the form given to the managing underwriter(s) of the Planned Offering, addressed to the managing underwriter(s) or, if the Investor requests, the Investor shall receive a letter in such form addressed to the Investor and the managing underwriter(s), subject to the Investor providing either (A) any customary opinion of counsel that may be reasonably required by such independent certified public accountants in accordance with applicable accounting literature, or (B) the letter of representations of a selling stockholder in the form described in Paragraphs .03, .06 and .07 of Statement of Auditing Standards 72 of the American Institute of Certified Public Accountants.
     2.3    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Investor shall furnish to the Company such information regarding itself and the Registrable Securities held by it as shall be reasonably required to effect the registration of its Registrable Securities. Unless requested in writing by the Investor, the Company will not furnish to the Investor any nonpublic information regarding the Company, except information concerning the planning and conduct of the Planned Offering (and in no event will the Company be under any obligation to provide any such information to the Investor).
     2.4    Indemnification. The provisions of Section 3.9 of the Original Registration Rights Agreement shall apply to the Planned Offering; provided however, that in the event of any conflict between the indemnification provisions of the underwriting agreement covering the Planned Offering and the Original Registration Rights Agreement, the terms of the underwriting agreement shall control.
     2.5    Underwriters’ Compensation. The total amount of underwriters’ discounts and commissions in the Planned Offering (the “Underwriters’ Compensation”) shall not exceed 5.25% of the price paid by the public for securities sold in the Planned Offering, unless either (i) the Investor agrees in advance in writing to the increased Underwriters’ Compensation, or (ii) the Company agrees in writing to reimburse the Investor, at the closing of the Planned Offering, for the difference between the actual Underwriters’ Compensation to be paid by the Investor and what the Underwriters’ Compensation would have been if it were set at 5.25%.
     2.6    Lockup Agreement. If requested by the lead managing underwriter of the Planned Offering, the Investor will execute and deliver, promptly upon the request of the lead managing underwriter and in no event later than the date the lead managing underwriter advises the Investor that the registration statement relating to the Planned Offering will be filed with the Securities and Exchange Commission, a lockup agreement in customary form for an offering such as the Planned Offering, covering a period ending no later than 108 days after the effective date of the Registration Statement, in form and substance reasonably acceptable to such lead managing underwriter; provided, however, that the Investor will not be obligated to execute and deliver such lockup agreement unless the directors and executive officers of the Company also execute and deliver similar agreements to the lead managing underwriter by such date.
3. MISCELLANEOUS.
     3.1    Governing Law. This Agreement shall be governed in all respects by the laws of the State of California without regard to conflict of laws principles.
     3.2    No Assignment. The rights and obligations under this Agreement shall not be assignable by a party, including by operation of law, without the prior written consent of the other party. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.
     3.3    Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     3.4    Amendments. This Agreement may be amended or modified only upon the written consent of the Company and the Investor.
     3.5    Waivers, Delays or Omissions. No waiver, permit, consent, or approval of any kind or character on the Investor’s part of any breach, default or noncompliance under the Agreement, nor any waiver on the Investor’s part of any provisions or conditions of this Agreement, shall be effective or enforceable against the Investor unless made in writing and signed by the Investor. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Investor in any other respect or at any other time. No delay or omission to exercise any right, power, privilege or remedy accruing to the Investor, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, Power, privilege or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement, by law, or otherwise afforded to the Investor, shall be cumulative and not alternative.
     3.6    Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally recognized overnight delivery service to the address set forth on the signature page hereof.
     3.7    Attorneys’ Fees. If legal action is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and legal costs in connection therewith.

     3.8    Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
     3.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
     3.10    Rule 135 Legend. This Agreement does not constitute an offer of any securities for sale.
     3.11    Entire Agreement. This Agreement, together with the Original Registration Rights Agreement, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements. In the event of a conflict between the express terms of this Agreement and the terms of the Original Registration Rights Agreement, the express terms of this Agreement shall control.
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     The parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:	INVESTOR:

ENDWAVE CORPORATION	NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP.

By:	/s/ Edward A. Keible, Jr.	By:	/s/ Mark Rabinowitz

	Edward A. Keible, Jr.		Mark Rabinowitz
	President and Chief Executive Officer		Assistant Treasurer

Address:	776 Palomar Avenue	Address:	Northrop Grumman Corporation
	Sunnyvale, CA 94085		1840 Century Park East
	Attn: Chief Executive Officer		Los Angeles, CA 90067-2199
Attn: Legal

	With a copy to:		With a copy to:
	Jodie M. Bourdet, Esq.		Peter M. Menard, Esq.
	Cooley Godward LLP		Sheppard Mullin Richter & Hampton LLP
	One Maritime Plaza, 20th Floor		333 South Hope Street, 48th Floor
	San Francisco, CA 94111		Los Angeles, CA 90071